Exhibit 99

Constance Bienfait

Vice President, Investor & Public Relations

(561) 989-5800

For Immediate Release

Nabi Biopharmaceuticals Reports Second Quarter 2005 Results

- Company Continues Progress Toward Commercialization of StaphVAX® -

Boca Raton, Florida, July 19, 2005 – Nabi Biopharmaceuticals (Nasdaq: NABI) today announced that it continued to build momentum toward commercialization of its lead product in development, StaphVAX® [Staphylococcus aureus Polysaccharide Conjugate Vaccine], by increasing its investment in research and development in the second quarter to $19 million. In addition, the company continued to invest in the marketing, pricing and reimbursement activities to support the expected launch of StaphVAX in Europe in 2006. Funding for this increased level of investment was generated by the cash margin earned from sales of $26 million, including biopharmaceutical sales of $15 million, and from the use of cash from the balance sheet. Operating cash flow used during the second quarter totaled $22 million. This increased level of investment was supported by the completion of a $112 million convertible debt issue during the second quarter, which significantly strengthened the company’s financial position. Cash and marketable securities at the end of the second quarter totaled $157 million.

The company has continued to make progress with European regulators toward the approval of its Marketing Authorization Application (MAA) for the use of StaphVAX to prevent S. aureus infections in end-stage renal disease (ESRD) patients on hemodialysis. During the second quarter, the company initiated its first European clinical study of StaphVAX in collaboration with the Health Protection Agency in the UK. The trial is a safety and immunogenicity study in orthopedic surgery patients that will build awareness of the vaccine in Europe, as well as contribute to defining its applicability beyond dialysis patients.

During the second quarter, significant progress was achieved in support of the company’s goal to file a Biologics License Application (BLA) for StaphVAX in the U.S. this year. Earlier this month, the company announced positive results from a StaphVAX safety and immunogenicity study in cardiovascular surgery patients. The results of this study support that StaphVAX may have applicability in broader patient populations at risk for S. aureus infections. This study demonstrated that 93% of patients safely developed protective levels of antibodies to S. aureus. Most patients achieved protective levels within 7 to 10 days. Today, the company also announced that during the second quarter, it completed enrollment in an immunogenicity study in orthopedic surgery patients in the U.S. The company also initiated and completed enrollment in bridging and consistency lot studies to compare vaccine manufactured at Cambrex Bio Science Baltimore, Inc. with the vaccine being evaluated in the ongoing Phase III clinical trial. Results from all of these trials are expected during the third quarter of 2005. This significant progress allows Nabi Biopharmaceuticals to confirm today that it continues to be on track to file its BLA in the U. S. by the end of the year.

Management also noted that total prescriptions for PhosLo® (calcium acetate) increased by almost 2% year-over-year in the second quarter and patient utilization measured in bottles increased by 2.5% in the first half of 2005. These results, combined with external market research completed in the second quarter, support that PhosLo’s benefits in terms of efficacy and cost are being more broadly accepted, even as the market adjusts to a new product entrant. Also, based on inventory data at the end of the second quarter, the company projects that the conversion to PhosLo gelcaps is progressing rapidly and will be completed during the third quarter. After considering all of these factors, patient utilization of PhosLo exceeded total shipments to wholesalers on a year to date basis, and as a result, PhosLo inventories at wholesalers were reduced slightly from year-end levels.

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Nabi Biopharmaceuticals Reports Second Quarter 2005 Results

While these are encouraging results, the company’s internal analysis at the end of the second quarter indicated that overall inventories of PhosLo at wholesalers remained at approximately eight to nine months on hand. Current projections support patient utilization will increase in the second half of the year and the company could achieve its sales target for 2005 by shipping units equal to expected patient utilization. However, these projections no longer support an increase in patient utilization that would drive a significant reduction in wholesaler inventory levels. Based on this analysis, management has elected to defer revenue recognition on second quarter shipments of PhosLo equal to approximately two months of patient utilization. This product has been shipped and has been billed to customers on normal payment terms. However revenue will be deferred until the company actively manages a reduction in trade inventories of approximately two months. The value of the deferred PhosLo revenue in the second quarter totaled $5.2 million. As a result of this election to defer revenue recognition, reported sales of PhosLo totaled $3.2 million in the second quarter, as compared to $7.8 million in the second quarter of 2004.

The company continues to focus on opportunities beyond the U.S. to drive additional growth for PhosLo. The company also announced today that it has reached agreement for the distribution of PhosLo in Canada. The specific terms of the agreement, which includes milestone payments and product royalties, were not disclosed. Sales of product under this agreement are expected to begin during the fourth quarter of 2005. This distributor relationship combined with the expected approval of PhosLo in Europe during 2005 will create new market opportunities for growth in patient use and revenues. Finally, effective as of the beginning of July, the company announced it has taken a 40% increase in the price of PhosLo in the United States.

“We continued to achieve successes on numerous fronts in the second quarter and maintained a strong financial position essential for fulfilling our strategic goals,” stated Thomas H. McLain, chairman, president and chief executive officer. “Our focus in 2005 remains centered on our commitment to file our BLA for StaphVAX in the U.S. on time and to work toward the product’s approval in Europe. Just as importantly, we are focused on running our base business to maximize predictable cash returns from operations, even in the face of new competition for PhosLo. Based on important initiatives and developments, such as providing new, scientifically-based clinical data, expanding into new markets, gaining support from key opinion leaders and pursuing important cost and reimbursement differences proactively, we are confident in the importance of PhosLo for physicians and patients and we are confident we can continue to drive increases in sales. We believe our commitment to increase patient use, while driving a reduction in wholesaler inventories, will allow us to optimize operating cash flow in 2005 and 2006.”

In further clinical developments within its Gram-positive infections franchise, during the second quarter Nabi Biopharmaceuticals initiated a Phase I study of a Gram-positive vaccine being developed to prevent Staphylococcus epidermidis infections in at-risk patients. Also, based on encouraging clinical results announced earlier this year, the U.S. Food and Drug Administration (FDA) awarded Altastaph™ [Staphylococcus aureus Immune Globulin Intravenous (Human)] with Fast Track designation for its use in the treatment of patients with persistent S. aureus infections.

In other areas of clinical and regulatory development, enrollment continued in the CARE 2 study comparing long-term control of phosphate, calcium and lipid levels in patients treated with PhosLo plus Lipitor® to patients treated with Renagel® plus Lipitor. Preliminary results from this study are expected during the fourth quarter. The PhosLo EPICK study initiated during the second quarter is designed to demonstrate the product’s safety and efficacy in controlling elevated phosphorus levels in Stage 4 (pre-dialysis) Chronic Kidney Disease (CKD) patients. During the quarter, the company received additional feedback from the FDA on its BLA filing for Nabi-HB® Intravenous [Hepatitis B Immune Globulin (Human)]. The company will schedule a meeting with the FDA as soon as possible to address comments relating to the clinical data as cited in its submission. The company also made significant progress toward marketing approval in Europe for Nabi-HB® Intravenous under the trade name HEBIG™. Finally, Nabi Biopharmaceuticals’ Civacir [Hepatitis C Immune Globulin (Human)] its product in development for prevention of recurrent hepatitis C liver disease in liver transplant recipients, gained Orphan Medicinal Product designation in Europe.

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Nabi Biopharmaceuticals Reports Second Quarter 2005 Results

Review of Operations

Sales of Nabi-HB® [Hepatitis B Immune Globulin (Human)] increased to $10.9 million in the second quarter of 2005 as compared to sales of $9.9 million in the comparable quarter in 2004. Second quarter sales of Nabi-HB reflect end-user demand for the product, as the effect of lower liver transplant activity in the first five months of 2005 has been largely offset by increased market share for Nabi-HB.

Sales of the company’s other biopharmaceutical products were $0.4 million in the second quarter of 2005, compared to $1.3 million in the second quarter of 2004. Results in the 2005 period reflect lower sales of Aloprim™ [Allopurinol sodium for injection], due to the introduction of a competitive product in the second half of 2004, and lower contract manufacturing revenue. In the second quarter of 2005, Nabi Biopharmaceuticals’ manufacturing facility was almost fully absorbed in the manufacture of Nabi Biopharmaceuticals’ own products.

Sales of antibody products were $11.4 million in the quarter, reflecting increased production of non-specific plasma and lower sales of specialty plasmas as the company retained anti-HBs plasma for future production of Nabi-HB consistent with the company’s strategy for this segment of its operations.

Research and development expenses totaled $18.6 million in the quarter compared to $16.9 million in the second quarter of 2004. These expenses were driven primarily by the costs associated with advancing the StaphVAX clinical program and the preparation for filing the StaphVAX BLA, which is expected by the end of 2005. Research and development expenses also included costs related to the ongoing development of StaphVAX manufacturing capacity at the company’s manufacturing facility and clinical programs supporting PhosLo.

Selling, general and administrative expenses increased to $17.2 million due to increased activities in preparation for the future commercialization of its products under development and in Europe.

Other operating expenses were $2.3 million for the quarter, comparable to 2004 same quarter totals. These expenses primarily reflect amortization of the intangible assets associated with the acquisition of PhosLo.

As a result of the above factors, the company reported a net loss of $20.9 million, or $0.35 per share for the second quarter compared to a net loss of $17.6 million or $0.30 per share in the comparable quarter of 2004.

Additional Outlook for 2005

As indicated above, wholesaler inventories of PhosLo remain at eight to nine month levels. While usage of PhosLo is increasing despite the launch of a new competitive product, the company believes it is important to proactively drive a reduction in trade inventories by shipping below reported patient demand during 2005. As a result of this reassessment, we are lowering our revenue guidance for the full year by approximately $6 million. Projections for cash flow from operations are being reduced by approximately $5 million. For 2005, biopharmaceutical revenues are now expected to be in the range of $82 to $85 million. Expectations for total revenue are expected to be in the range of $126 to $131 million, and factors in lower antibody revenue as more production is dedicated to the manufacture of the company’s own products. Research and development expenses are expected to increase by up to 20% driven by costs to complete the confirmatory Phase III trial for StaphVAX, the bridging and consistency lot studies, and the immunogenicity studies in other at-risk populations such as orthopedic and cardiovascular surgery patients as well as accelerate the development of Altastaph and next generation Gram-positive products. Consistent with previous guidance, selling, general and administration expenses are also expected to increase approximately 10% above 2004 levels as the company continues its initial commercialization activities in Europe.

Management’s discussion of second quarter 2005 results and expectations for the remainder of 2005 can be accessed through an audio link http://audioevent.mshow.com/225614/ or at Nabi Biopharmaceuticals website at www.nabi.com. The audio webcast will begin today at 4:30 p.m. Eastern Time and a replay of the audio webcast will remain available through July 27, 2005 at 5:00 p.m. Eastern Time. If you have any questions concerning the audio webcast, please contact Nabi Biopharmaceuticals Investor Relations Department at 561-989-5815.

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Nabi Biopharmaceuticals Reports Second Quarter 2005 Results

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. We are poised to capture large, commercial opportunities in our four core business areas: Gram-positive bacterial infections, hepatitis, kidney disease (nephrology), and nicotine addiction. We have three products on the market today: PhosLo® (calcium acetate), Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ [Allopurinol sodium (for injection)] and a number of products in various stages of clinical and preclinical development. The company filed its Marketing Authorization Application in Europe for its product candidate, StaphVAX® [Staphylococcus aureus Polysaccharide Conjugate Vaccine], in December 2004. The application was accepted for review in January 2005. StaphVAX is currently in a confirmatory Phase III clinical trial in the United States. StaphVAX is designed to prevent the most dangerous and prevalent strains of S. aureus bacterial infections. S. aureus bacteria are a major cause of hospital-acquired infections and are becoming increasingly resistant to antibiotics. The company’s other products in development include Altastaph™ [Staphylococcus aureus Immune Globulin Intravenous (Human)], an antibody for prevention and treatment of S. aureus infections, NicVAX™ [Nicotine Conjugate Vaccine], a vaccine to treat nicotine addiction, and Civacir™ [Hepatitis C Immune Globulin (Human)], an antibody for preventing hepatitis C virus re-infection in liver transplant patients. For additional information on Nabi Biopharmaceuticals, please visit our web site: http://www.nabi.com.

This press release contains forward-looking statements that reflect the company’s current expectations regarding future events. Any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may differ significantly from those in the forward-looking statements as a result of any number of factors, including, but not limited to, risks relating to the possibility that our confirmatory Phase III clinical trial for StaphVAX or our plans to commercialize StaphVAX in the European Union and United States may not be successful; the possibility that we may not realize the value of our acquisition of PhosLo; the company’s ability to raise additional capital on acceptable terms; the company’s dependence upon third parties to manufacture its products; the company’s ability to utilize the full capacity of its manufacturing facility; the impact on sales of Nabi-HB from patient treatment protocols and the number of liver transplants performed in HBV-positive patients; reliance on a small number of customers; the future sales growth prospects for the company’s biopharmaceutical products; and the company’s ability to obtain regulatory approval for its products in the United States or abroad or to successfully develop, manufacture and market its products. These factors are more fully discussed in the company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 filed with the Securities and Exchange Commission.

Nabi Biopharmaceuticals Reports Second Quarter 2005 Results

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
Sales	$25,879	$47,992	$51,956	$94,341
Costs and expenses:
Costs of products sold, excluding amortization of intangible assets	15,368	17,339	30,231	37,539
Royalty expense	480	6,018	2,679	9,593

Gross margin, excluding amortization of intangible assets	10,031	24,635	19,046	47,209
Selling, general and administrative expense	17,231	14,481	31,633	26,837
Research and development expense	18,577	16,903	33,832	28,331
Amortization of intangible assets	2,222	2,167	4,511	4,320
Other operating expense, principally freight	122	130	155	193

Operating loss	(28,121)	(9,046)	(51,085)	(12,472)

Interest income	924	347	1,478	683
Interest expense	(891)	(318)	(1,029)	(1,808)
Other (expense) income, net	(216)	12	(184)	10

Loss before benefit (provision) for income taxes	(28,304)	(9,005)	(50,820)	(13,587)

Benefit (provision) for income taxes	7,374	(8,573)	14,068	(8,830)

Net loss	$(20,930)	$(17,578)	$(36,752)	$(22,417)

Basic and diluted loss per share	$(0.35)	$(0.30)	$(0.62)	$(0.38)

Basic and diluted weighted average shares outstanding	59,695	58,835	59,612	58,398

SUPPLEMENTAL INFORMATION:
Sales by Operating Segment
Biopharmaceutical Products	$14,500	$36,296	$31,994	$70,231
Antibody Products:
Specialty antibodies	6,240	6,748	9,978	13,019
Non-specific antibodies	5,139	4,948	9,984	11,091

Total antibodies	11,379	11,696	19,962	24,110

Total	$25,879	$47,992	$51,956	$94,341

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Nabi Biopharmaceuticals Reports Second Quarter 2005 Results

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, amounts in thousands)

	June 25, 2005	December 25, 2004
Cash and cash equivalents	$94,346	$94,759
Marketable securities	62,525	8,350
Restricted cash	677	672
Trade accounts receivable, net	29,310	32,405
Inventories, net	23,573	20,175
Prepaid expenses and other assets	20,598	6,227
Property, plant and equipment, net	115,041	115,406
Intangible assets, net	85,433	89,728
Other assets, net	712	449

Total assets	$432,215	$368,171

Trade accounts payable and accrued expenses	$52,243	$54,233
Notes payable and capital lease obligations, net	14,656	23,844
2.875% Senior Convertible Notes	109,061	—
Other liabilities	5,539	5,773
Stockholders’ equity	250,716	284,321

Total liabilities and stockholders’ equity	$432,215	$368,171

Capital expenditures were $4.5 million and $5.6 million for the six months ended June 25, 2005 and June 26, 2004, respectively.

Depreciation and amortization expenses were $9.5 million and $8.9 million for the six months ended June 25, 2005 and June 26, 2004, respectively.

The 2004 condensed consolidated balance sheet has been derived from the audited balance sheet for the year ended December 25, 2004. Certain items in the 2004 condensed consolidated financial statements have been reclassified to conform to the current year’s presentation.

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